Exhibit (a) (1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                        DeCrane Aircraft Holdings, Inc.
                                      at
                             $23.00 Net Per Share
                                      by
                            DeCrane Acquisition Co.
                              a company formed by
                             DLJ MERCHANT BANKING
                               PARTNERS II, L.P.
                             and Affiliated Funds

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
   TIME, ON TUESDAY, AUGUST 25, 1998, UNLESS THE OFFER IS EXTENDED.

                                 --------------

               THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER DESCRIBED HEREIN IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                 --------------

               THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES") OF DECRANE AIRCRAFT HOLDINGS, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY DECRANE ACQUISITION CO. (THE "PURCHASER"), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) THERE BEING AVAILABLE TO THE PURCHASER SUFFICIENT FUNDS TO PURCHASE THE SHARES PURSUANT TO THE OFFER AND TO PAY RELATED FEES AND EXPENSES.

                                 --------------

               Warburg Dillon Read LLC ("Warburg Dillon Read"), financial advisor to the Company, has delivered to the Board of Directors its written opinion to the effect that, as of the date of the Merger Agreement, the $23.00 in cash to be received by the holders of Shares in the Offer and the Merger described below is fair to such holders from a financial point of view. The full text of the written opinion of Warburg Dillon Read containing the assumptions made, the matters considered and the scope of the review undertaken in rendering such opinion as well as the limitations of such opinion is included with the Company's solicitation/recommendation statement on
Schedule 14D-9, which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion in conjunction with this Offer.

                                 --------------

               Any stockholder desiring to tender Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing tendered Shares and all other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

               Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

               Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, brokers, dealers, commercial banks or trust companies.

                                 --------------

                     The Dealer Manager for the Offer is:
                         Donaldson, Lufkin & Jenrette
July 22, 1998


                               -----------------

                               TABLE OF CONTENTS

                               -----------------


                                                                          Page
                                                                          ----

 1. Terms of the Offer; Expiration Date......................................2

 2. Acceptance for Payment and Payment.......................................2

 3. Procedure for Tendering Shares...........................................3

 4. Withdrawal Rights........................................................5

 5. Certain Tax Considerations...............................................5

 6. Price Range of Shares; Dividends.........................................6

 7. Certain Information Concerning the Company...............................6

 8. Certain Information Concerning the Purchaser,
    Finance, Parent, DLJMB and the DLJMB Funds..............................10

 9. Source and Amount of Funds..............................................13

10. Background of the Offer; Past Contacts,
    Transactions or Negotiations with the Company...........................15

11. Purpose of the Offer, Plans for the
    Company; Merger and Other Agreements....................................16

12. Effect of the Offer on the Market for the Shares;
    Registration under the Exchange Act.23

13. Distributions...........................................................24

14. Extension of Tender Period; Termination;
    Amendment...............................................................25

15. Certain Conditions of the Offer.........................................26

16. Certain Legal Matters; Regulatory Approvals.............................27

17. Fees and Expenses.......................................................28

18. Miscellaneous...........................................................29

Schedule A      Directors and Executive Officers of the Purchaser, Finance
                and Parent
Schedules B - O Directors and Executive Officers of the Reporting Entities


                                 INTRODUCTION

To the Holders of Common Stock of
   DECRANE AIRCRAFT HOLDINGS, INC.:

               DeCrane Acquisition Co., a Delaware corporation (the "Purchaser") and a wholly-owned, indirect subsidiary of DeCrane Holdings Co., a Delaware corporation ("Parent"), a company formed by DLJ Merchant Banking Partners II, L.P. ("DLJMB") and certain affiliated funds (collectively with DLJMB and as further described in Section 8 hereof, the "DLJMB Funds"), hereby offers to purchase all outstanding shares of Common Stock, $0.01 par value (the "Shares"), of DeCrane Aircraft Holdings, Inc., a Delaware corporation (the "Company"), at $23.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation (the "Dealer Manager" or "DLJSC"), BankBoston, N.A.
(the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17.

               The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined) a number of Shares which, together with the Shares then owned by the Purchaser, would represent at least a majority of the total number of outstanding Shares on a fully diluted basis (the "Minimum Tender Condition") and (2) there being available to the Purchaser sufficient funds to purchase the Shares pursuant to the Offer and to pay related fees and expenses (the "Financing Condition").

               The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer, to refinance existing debt of the Company and to pay related fees and expenses is estimated to be approximately $289.6 million. It is anticipated that the purchase of the Shares will be financed with (i) borrowings of approximately $90.6 million by DeCrane Finance Co. ("Finance"), a wholly-owned subsidiary of Parent, under certain bank facilities; (ii) the issuance by Parent and Finance, for cash, of not more than $134.0 million in equity and debt securities; and (iii) the issuance, for cash proceeds of not less than $65.0 million, of common stock of Parent to be purchased by the DLJMB Funds (the "Equity Purchase" and, collectively, the "Financing"). See Section 9.

               THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER DESCRIBED HEREIN IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

               The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 16, 1998 (the "Merger Agreement") between the Company and the Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser or any other subsidiary of Parent (collectively, the "Purchaser Companies") or Shares held by stockholders exercising appraisal rights) will be converted into a right to receive $23.00 in cash, or any higher price that may be paid per Share in the Offer, without interest. See Section 11.

               According to the Company, as of July 20, 1998, there were outstanding 7,524,740 Shares and not more than 586,260 Shares subject to issuance pursuant to the Company's stock option and incentive plans. As such, the Purchaser believes that the Minimum Tender Condition would be satisfied if more than approximately 4,055,500 Shares are validly tendered pursuant to the Offer and not withdrawn.

               THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

               1. Terms of the Offer; Expiration Date.

               Upon the terms and subject to the conditions set forth in the Offer, the Purchaser will accept for payment and pay for all Shares that are validly tendered by the Expiration Date and not withdrawn as provided in
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, August 25, 1998, unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

               The Offer is subject to certain conditions set forth in Section 15, including the satisfaction of the Minimum Tender Condition, the satisfaction of the Financing Condition, and the expiration or termination of the waiting period applicable to the Purchaser's acquisition of Shares pursuant to the Offer and the Equity Purchase under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer, subject to the Company's right to terminate the Merger Agreement if the Offer has not been consummated within 60 days of the commencement of the Offer and subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of the Purchaser's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Sections 14 and 15.

               The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

               2. Acceptance for Payment and Payment.

               Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered by the Expiration Date and not withdrawn as soon as practicable after the later of the Expiration Date and the satisfaction or waiver of the conditions set forth in Section 15. In addition, the Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with any applicable law. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

               For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see
Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will interest be paid by the Purchaser on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

               If the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

               The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

               If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

               3. Procedure for Tendering Shares.

               To tender Shares pursuant to the Offer, either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

               Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (referred to as the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

               Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed
(a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

               Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

                             (i) such tender is made by or through an Eligible Institution;

                            (ii) a properly completed and duly executed Notice
               of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

                           (iii) the certificates for such Shares (or a
               confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq Stock Market trading days after the date of execution of the Notice of Guaranteed Delivery.

               The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

               The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time (in the case of registered mail, up to ten days) should be allowed to ensure timely delivery.

               Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder is a non-resident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment.

               By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 22, 1998). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by the Purchaser.( ) Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed to be effective). Such designees of the Purchaser will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

               The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that
(a) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the tender of such Shares complies with Rule 14e-4, and
(c) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

               All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

               4. Withdrawal Rights.

               Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 19, 1998 unless theretofore accepted for payment as provided in this Offer to Purchase. If the Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, on behalf of the Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

               To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

               All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

               5. Certain Tax Considerations.

               Sales of Shares by stockholders of the Company pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state and local and other tax laws.

               In general, a stockholder will recognize gain or loss equal to the difference between the tax basis of his or her Shares and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the stockholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares.

               The foregoing discussion may not apply to stockholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

               The federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the Offer, including the effects of applicable state, local or other tax laws.

               6. Price Range of Shares; Dividends.

               The Shares trade under the symbol "DAHX" and are quoted on the Nasdaq National Market System (the "Nasdaq National Market"). The following table sets forth for the periods indicated the high and low sale prices per Share as reported on the Nasdaq National Market, as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company 10-K") with respect to 1997 and thereafter as reported in published financial sources. Bid prices represent quotations by dealers, do not reflect mark-ups, mark-downs or commissions and may not represent actual transactions.

                                         High            Low
                                         ----            ---
1997
 Second Quarter *..................    $14 7/8         $ 9 3/4
 Third Quarter.....................     19 1/4          14 5/8
 Fourth Quarter....................     21              15 1/4
1998
 First Quarter.....................     19              15 9/16
 Second Quarter....................     18 7/8          15 7/8
 Third Quarter (through July 21)...     22 43/64        17 1/2

* from April 16, 1997

               On July 16, 1998, the last full day of trading prior to the announcement of the Offer and the execution of the Merger Agreement, the reported closing sales price per Share on the Nasdaq National Market was $17 5/8. On July 21, 1998, the last full day of trading prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq National Market was $22 5/8.

               According to the Company 10-K, the Company has never paid cash dividends on the Shares.

               Stockholders are urged to obtain current market quotations for the Shares.

               7. Certain Information Concerning the Company.

               The Company is a Delaware corporation with its principal executive offices located at 2361 Rosecrans Avenue, Suite 180, El Segundo, CA 90245.

               According to the Company 10-K, the Company and its subsidiaries manufacture avionics components and provide avionics systems integration services in certain niche markets of the commercial and high-end corporate jet aircraft industries. The products and services offered by the Company are utilized primarily in commercial and corporate aircraft to connect, support and/or integrate various avionics systems, including cabin avionics systems and flight deck avionic systems. The Company's targeted markets consist of commercial aircraft and avionics original equipment manufacturers, the commercial aircraft retrofit market, the commercial aircraft aftermarket and high-end corporate jet market. The Company also sells products and services to the military aircraft market.

               The Company was formed in 1989 to capitalize on emerging trends in the aircraft market through acquisitions. Since its formation, the Company has completed eleven acquisitions of businesses or assets. A summary of these transactions follows:

                               Recent Mergers and Acquisitions

       Year of
     Transaction                       Target                             Principal Products and Services(1)
     -----------                       ------                             ----------------------------------

        1990             Hollingsead International, Inc.               Avionics support structures
        1991             Tri-Star Electronics International, Inc.      Contacts & connectors
        1991             Tri-Star Europe, S.A.                         Contact blanks
        1991             Tri-Star Technologies, Inc.                   Wire marking equipment
        1991             Cory Components, Inc.                         Connectors & harness assemblies
        1996             Aerospace Display Systems, Inc.               Dichroic LCD devices
        1996             Elsinore                                      Engineering services
        1996             AMP Facility                                  Contact blanks
        1997             Audio International, Inc.                     Cabin management & entertainment products
        1998             Avtech Corporation                            Cockpit audio, lighting, power & control
        1998             Dettmers Corporation                          Corporate aircraft seats

------------
(1) At the time of the transaction.

               The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company's quarterly report on form 10-Q for its fiscal quarter ended March 31, 1998 (the "Company 10-Q") and the Company's quarterly report on form 10-Q for its fiscal quarter ended March 31, 1997, respectively. More comprehensive financial information is included in such 10-K and 10-Qs and the other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.


                        DECRANE AIRCRAFT HOLDINGS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                              Three months ended
                                                                                                   March 31,
                                                          Year ended December 31,                 (unaudited)
                                                   -------------------------------------  --------------------------
                                                     1995        1996(1)      1997(2)       1997            1998
                                                   --------     --------     --------     ---------      -----------
                                                                   (In thousands, except per share data)
Income Statement Data:
Revenues.......................................    $ 55,839     $ 65,099     $108,903     $26,118        $ 29,128
                                                     43,463       49,392       80,247      20,107          20,141
                                                   --------     --------     --------     -------        --------
Cost of sales..................................
Gross profit...................................      12,376       15,707       28,656       6,011           8,987
Selling, general and administrative expenses...       9,426       10,747       15,756       3,384           4,879
Amortization intangible assets.................       1,115          709          905         207             379
                                                   --------     --------     --------     -------        --------
Operating income...............................       1,835        4,251       11,995       2,420           3,729
Interest expense...............................       3,821        4,248        3,154       1,592             786
Other (income) expense, net....................         297          (85)         131        (118)            (29)
Minority interest..............................          85          193          112          31              12
                                                   --------     --------     --------     -------        --------
Income (loss) before provision for income
 taxes and extraordinary item..................      (2,368)        (105)       8,598         915           2,960
Provision for income taxes(3)..................       1,078          712        3,344         286           1,272
                                                   --------     --------     --------     -------        --------
Income (loss) before extraordinary item........      (3,446)        (817)       5,254         629           1,688
Extraordinary loss from debt refinancing(4)....         --           --        (2,078)        --              --
Net income (loss)..............................    $ (3,446)    $   (817)    $  3,176     $   629        $  1,688
                                                   ========     ========     ========     =======        ========
Net income (loss) applicable to common
 stockholders..................................    $ (3,307)    $ (6,357)        $531        $249        $  1,688
                                                   ========     ========     ========     =======        ========

Income (loss) per common share
 Basic
   Income (loss) before accounting change
     and extraordinary item....................    $ (38.45)    $  (73.92)   $   0.69     $  2.90        $   0.32
   Extraordinary loss(4).......................         --            --        (0.55)        --               --
                                                   --------     --------     --------     -------        --------
   Net income (loss)...........................    $ (38.45)    $  (73.92)   $   0.14     $  2.90        $   0.32
                                                   ========     ========     ========     =======        ========
 Diluted
   Income (loss) before accounting change
     and extraordinary item....................    $ (38.45)    $ (73.92)    $   0.62     $  0.20        $   0.30
   Extraordinary loss(4).......................                                              --
                                                        --           --        (0.42)                         --
                                                   --------     --------     --------     -------        --------
   Net income (loss)...........................    $ (38.45)    $ (73.92)    $  0.20      $  0.20        $   0.30
                                                   ========     ========     ========     =======        ========
 Pro forma before extraordinary item(5)
   Basic.......................................                              $  1.16      $  0.27        $   0.32
   Diluted.....................................                                 1.10         0.25            0.30
Balance Sheet Data:
Working capital................................    $12,583      $10,486      $24,772      $11,275        $ 33,092
Total assets...................................     36,329       69,266       99,137       72,611         103,599
Total debt.....................................     24,672       42,250       38,838       42,537          44,485
Mandatorily redeemable preferred stock and
 common stock warrants.........................      1,633        6,879          --         6,879             --
Stockholders' equity (deficit).................     (1,697)       1,236       39,527        1,695          41,124

-----------
(1) Includes the effect of the acquisition of the remaining 25% minority interest in Cory Components, Inc. ("Cory Components") beginning February 20, 1996, the date on which the transaction occurred, and the results of Aerospace Display Systems and Elsinore beginning September 18, 1996 and December 5, 1996, respectively, the dates on which they were acquired.

(2) Includes the effect of: (i) the initial public offering ("IPO") and the application of the net proceeds therefrom on April 16, 1997; and (ii) the acquisition of Audio International, Inc. beginning November 14, 1997, the date on which it was acquired.

(3) Prior to the acquisition of the remaining 25% minority interest in Cory Components in 1996, the Company did not consolidate the earnings of Cory Components for tax purposes. As such, despite a consolidated pre-tax loss in each of the years, the Company recorded a provision for income taxes from 1993 up to the date of the acquisition of the remaining 25% minority interest in 1996 which primarily relates to Cory Components.

(4) Represents the write-off, net of an income tax benefit, of deferred financing costs, unamortized original issue discounts, a prepayment penalty and other related expenses incurred as a result of the repayment of debt by the Company with the proceeds from its IPO in 1997.

(5) Pro forma for the recapitalization of the Company in April 1998, as described in the Company 10-Q, and the IPO in 1997 and the application of the net proceeds therefrom.

               The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although the Purchaser does not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Purchaser does not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but are unknown to the Purchaser.

               The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), Los Angeles (Suite 500 East, Tishman Building, 5757 Wilshire Boulevard, Los Angeles, California 90036) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549, at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

               In the course of the discussions between representatives of DLJMB and the Company (see Section 10), certain projections of future operating performance were furnished to DLJMB's representatives. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to DLJMB. None of DLJMB, the Purchaser, the Company, any of their financial advisors or the Dealer Manager assumes any responsibility for the accuracy of these projections. In addition, these projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant competitive uncertainties and contingencies beyond the control of the Company. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

               Set forth below is a summary of the projections. The projections should be read together with the financial statements of the Company referred to herein.


                        DECRANE AIRCRAFT  HOLDINGS, INC.
                        PROJECTED FINANCIAL INFORMATION
                                 (In thousands)


                   1998        1999        2000        2001        2002
                  ------      ------      ------      ------      ------
Net Sales...      $178.4      $206.8      $235.5      $263.2      $285.7
EBITDA*.....        39.1        44.3        51.1        57.7        64.9

------------
*  Earnings before income tax, depreciation and amortization.

               8. Certain Information Concerning the Purchaser, Finance, Parent, DLJMB and the DLJMB Funds.

               Parent is a Delaware corporation incorporated on July 14, 1998 and to date has engaged in no activities other than those incident to its formation and the transactions contemplated by the Merger Agreement (including the Financing). Parent is a wholly-owned subsidiary of DLJMB and, immediately prior to the consummation of the Offer, will become a wholly-owned subsidiary of the DLJMB Funds. The principal executive offices of Parent are located at c/o DLJ Merchant Banking II, Inc., 277 Park Avenue, New York, NY 10172.

               Finance, a wholly-owned subsidiary of Parent, is a Delaware corporation incorporated on July 15, 1998 and to date has engaged in no activities other than those incident to its formation and the transactions contemplated by the Merger Agreement (including the Financing). The principal executive offices of Finance are located at c/o DLJ Merchant Banking II, Inc., 277 Park Avenue, New York, New York 10172

               The Purchaser is a Delaware corporation incorporated on July 14, 1998 and to date has engaged in no activities other than those incident to its formation, the execution and delivery of the Merger Agreement, the commencement of the Offer, and the other transactions contemplated by the Merger Agreement (including the Financing). The Purchaser is a wholly-owned subsidiary of Finance. The principal executive offices of the Purchaser are located at c/o DLJ Merchant Banking II, Inc., 277 Park Avenue, New York, NY 10172.

               The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent, Finance and the Purchaser and certain other information are set forth on Schedule A hereto.

               The DLJMB Funds consist of, and are beneficially owned by, the following entities: (1) DLJMB; (2) DLJ Merchant Banking Partners II-A, L.P. a Delaware limited partnership ("Partners II-A"); (3) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (4) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"); (5) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"); (6) DLJ EAB Partners, L.P., a Delaware limited partnership ("EAB"); (7) DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"); (8) DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII INC"); (9) DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified"); (10) DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A"); (11) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates");
(12) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (13) DLJ First ESC L.P., a Delaware limited partnership ("ESC");
(14) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (15) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (16) DLJ MB Funding II, Inc., a Delaware corporation ("Funding II"); (17) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"); (18) UK Investment Plan 1997 Partners, a Delaware general partnership ("1997 Partners") (19) UK Investment Plan 1997, Inc. ("Plan 1997" and together with the previously listed entities, the "DLJ Entities"); (20) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (21) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (22) AXA-UAP, a societe anonyme organized under the laws of France ("AXA"); (23) Finaxa, a societe anonyme organized under the laws of France; (24) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (25) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (26) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (27) Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; and (28) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997 (collectively, with the DLJ Entities, the "Reporting Entities").

               DLJMB, Partners II-A, Millennium, Millennium-A, Offshore II, EAB, Diversified, Diversified-A, Funding II, 1997 Partners, ESC, and ESC II are collectively referred to as the "DLJMB Funds".

               DLJMB, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate General Partner of DLJMB and Partners II-A. MBII INC is the Managing General Partner of DLJMB and Partners II-A. MBII LLC and MBII INC make all of the investment decisions on behalf of DLJMB and Partners II-A.

               EAB is Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and LBO is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

               Offshore II is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII INC is the Advisory General Partner of Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Offshore II.

               MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of DLJMB, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

               MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of DLJMB, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner Offshore II, MBII INC is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

               Diversified and Diversified-A are Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with DLJMB and Partners II-A, respectively. Diversified Associates is the Associate General Partner of Diversified and Diversified-A and Diversified Partners is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

               Diversified Associates is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners and subject to the terms of the Diversified Agreement, participates in the management of investments of Diversified. Diversified Partners is the general partner of Diversified Associates.

               Diversified Partners is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

               ESC and ESC II are Delaware limited partnerships and "employee securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

               LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

               Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

               DLJCI is a Delaware corporation a holding company. DLJCI is a wholly owned subsidiary of DLJ.

               1997 Partners is a Delaware general partnership which makes investments for long term appreciation generally side-by-side with Partners
II.  Plan 1997 and DLJ are each general partners of 1997 Partners.

               Plan 1997 is a Delaware corporation. Plan 1997 is a wholly owned subsidiary of DLJ.

               DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI and Plan 1997. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

               EQ is a Delaware corporation and is a holding company. As of July 21, 1998, EQ owned, directly or indirectly, 72.8% of DLJ.

               AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of March 1, 1998 approximately 59% of the outstanding common stock of EQ was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority stockholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of July 21, 1998, AXA directly owned 0.15% of DLJ.

               Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 1, 1998, Finaxa controlled directly and indirectly approximately 21.4% of the issued ordinary shares (representing approximately 30.2% of the voting power) of AXA.

               Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and Alpha Assurances Vie Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1998, the Mutuelles AXA, as a group, control approximately 62.0% of the issued shares (representing approximately 74.0% of the voting power) of Finaxa. Including the ordinary shares owned by Finaxa, on March 1, 1998, the Mutuelles AXA directly or indirectly controlled 24.7% of the issued ordinary shares (representing 34.8% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

               Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of Equitable capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule K attached hereto.

               The address of the principal business and office of each of the DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of Equitable is 1290 Avenue of the Americas, New York, New York 10104. The name, business address, citizenship, present principal occupation and name and business address of any corporation or organization in which each such employment is conducted of each executive officer and director of the DLJ Entities are set forth in Schedules B-H, respectively, attached hereto.

               The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis-le-Grand, 75006 Paris, France; and of Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

               The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of Equitable, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules I through O, respectively, attached hereto.

               Except as described in this Offer to Purchase, (i) none of the Reporting Entities or, to the best knowledge of the Purchaser, any of the persons listed in Schedules A through O to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Reporting Entities or, to the best knowledge of the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

               Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of the Reporting Entities nor, to the best knowledge of the Purchaser, any of the persons listed in Schedules A through O to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

               Except as set forth in this Offer to Purchase, since January 1, 1995, none of the Reporting Entities or, to the best knowledge of the Purchaser, any of the persons listed in Schedules A through O hereto, have had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contracts, negotiations or transactions between the Reporting Entities, or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedules A through O to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

               9. Source and Amount of Funds.

               The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer, refinance existing debt of the Company and pay related fees and expenses is estimated to be approximately $289.6 million.

               It is anticipated that the purchase of the Shares will be financed with (i) borrowings by Finance under a senior term loan of $80.0 million (the "Term Loan Facility"); (ii) borrowings by Finance of approximately $10.6 million under a $50.0 million revolving credit facility (the "Revolving Credit Facility," and collectively with the Term Loan Facility, the "Bank Facilities"); (iii) the issuance by Finance, for cash, of not more than $100.0 million of senior subordinated increasing rate notes (the "Senior Subordinated Notes"); (iv) the issuance by Parent, for cash, of not more than $34.0 million of senior pay-in-kind increasing rate notes (the "Senior PIK Notes" and together with the Subordinated Notes, the "Debt Securities"); and
(v) the issuance, for cash proceeds of not less than $65.0 million, of common stock of Parent (the "Parent Common Stock") to be purchased by the DLJMB
Funds.  DLJMB has received commitment letters pursuant to which (i) DLJ
Capital Funding, Inc. has indicated that it will fund, in part, and arrange a syndicate of financial institutions to participate in the Bank Facilities, and
(ii) DLJ Bridge Finance, Inc. (the "DLJ Bridge Fund") has indicated that it or an affiliate will purchase the Debt Securities (collectively, the "Commitment Letters"). Each of the commitments set forth in the Commitment Letters is subject to a number of conditions, including the execution of satisfactory definitive documentation, the absence of material adverse changes and receipt of material governmental and other approvals.

               In lieu of issuing the Debt Securities to the DLJ Bridge Fund or its affiliate, Parent and Finance may elect to issue to the public pay-in-kind preferred stock of Parent ("Parent Preferred Stock") and senior subordinated notes of Finance ("Finance Notes"). It is expected that the Parent Preferred Stock would be mandatorily redeemable by Parent in 2008 and that dividends thereon would be payable in kind for the first five years, and thereafter in cash, at a rate to be determined. It is also expected that the Finance Notes would be due in 2008 and that interest thereon would be paid semi-annually at a rate to be determined.

               It is anticipated that the Term Loan Facility will consist of two tranches. Tranche A will consist of a term loan of $35 million, amortizing over and maturing in five years. For the first six months of the loan, the Tranche A term loan will bear interest, at the Surviving Corporation's option, at either the base rate plus 1.00% or LIBOR plus 2.25%. Tranche B will consist of a term loan of $45 million, amortizing over and maturing in seven years. One percent of the principal amount of the Tranche B term loan will be repayable in equal quarterly installments each year for six years, and the remainder of the principal on the Tranche B loan will be repayable in equal quarterly installments in the seventh year after the making of the loan. For the first six months of the loan, the Tranche B loan will bear interest, at the Surviving Corporation's option, at either the base rate plus 1.25% or LIBOR plus 2.50%. After six months, the applicable margins under the Tranche A and Tranche B loans will depend on the Surviving Corporation's ratio of total debt to EBITDA.

               The Revolving Credit Facility will mature on the fifth anniversary after the date the loan is made. $25 million of the Revolving Credit Facility is available for acquisitions by the Surviving Corporation and the remaining $25 million, which may take the form of letters of credit, is available for working capital purposes. For the first six months after the Closing Date, amounts outstanding under the Revolving Credit Facility will bear interest at the base rate plus 1.00% or LIBOR plus 2.25% and unused portions of the Revolving Credit Facility will be subject to a commitment fee. After six months, the applicable margins and commitment fee under the Revolving Credit Facility will depend on the Surviving Corporation's ratio of total debt to EBITDA.

               Amounts borrowed under the Bank Facilities will be secured by a first priority, perfected lien on all capital stock of Finance and the Purchaser and, upon the consummation of the Merger, substantially all property and assets of the Surviving Corporation and its domestic Subsidiaries, including all capital stock of its domestic Subsidiaries and up to 65% of the capital stock of its foreign Subsidiaries. All amounts outstanding under the Bank Facilities will also be guaranteed by the Parent and the Purchaser and, upon consummation of the Merger, by all direct and indirect domestic Subsidiaries of the Surviving Corporation.

               The Senior Subordinated Notes will bear interest at the prime rate plus a spread, which initially will equal 150 basis points. If the Senior Subordinated Notes are not retired in whole by the end of the first six months following their issuance, the spread will increase significantly over time. However, interest on the Senior Subordinated Notes will not exceed 17% per year (with the cash portion thereof limited to 15% per year) or be less than 10% per year. The Senior Subordinated Notes will mature on the first anniversary of their issuance but must be redeemed by Finance under certain circumstances, including, subject to certain exceptions, issuances of other debt by Finance. The Senior Subordinated Notes will be subordinated to the Bank Facilities. Finance's obligations under the Senior Subordinated Notes will be guaranteed on a subordinated basis by the Purchaser and, after the consummation of the Merger, all direct and indirect domestic Subsidiaries of the Surviving Corporation.

               The Senior PIK Notes will initially bear interest at the prime rate plus 500 basis points. After six months, the interest rate will increase significantly, and will depend upon prevailing interest rates. However, interest on the Senior PIK Notes will not exceed 17% per year or be lower than 10% per year. The Senior PIK Notes will be subordinated to the Parent's guarantees of the Bank Facilities and the Senior Subordinated Notes and certain refinancings thereof. On the date the Senior PIK Notes are issued, warrants representing 25% of the fully-diluted stock of the Company and exercisable at a price equal to $0.01 per Share shall be placed in escrow. If the refinancing of the Senior PIK Notes is not completed within 90 days from the date of issuance of the Senior PIK Notes, then such warrants will begin to be released to holders of the Senior PIK Notes in 90-day increments.

               It is anticipated that the definitive documentation relating to the Bank Facilities and Debt Securities will contain customary representations and warranties and certain covenants, including limitations on indebtedness, liens, restricted payments and similar matters, as well as certain mandatory prepayment obligations customary for transactions of this nature.

               It is anticipated that the debt incurred under the Bank Facilities and by the issuance of the Debt Securities will be refinanced or repaid from funds generated internally by the Purchaser (including, after consummation of the Merger with the Company, funds generated by the Company) or other sources, which may include the proceeds of the sale of debt or equity securities or the sale of assets (including, possibly, Shares or, after consummation of the Merger with the Company, securities or assets of the Company).

               Copies of the commitment letters of each of DLJ Capital Funding, Inc. and DLJ Bridge Fund are filed as exhibits to the Purchaser's Tender Offer Statement on Schedule 14D-1. Reference is made to such exhibits for a more complete description of the proposed terms and conditions of each of the Bank Facilities and the Debt Securities.

               10. Background of the Offer; Past Contacts, Transactions or
                   Negotiations with the Company.

               In the spring of 1998, the Company conducted a secondary offering of shares of Common Stock on behalf of certain of its stockholders. Representatives of DLJMB and DLJSC attended the management presentations conducted by the Company in connection with that offering and spoke with one of the Company's larger stockholders about the Company, its history, current performance and potential. At that time, DLJMB concluded that it was not interested in proposing to acquire the Company. In early June of 1998, DLJMB learned that the Company had entered into an agreement to acquire Avtech Corporation (see Section 7). At the suggestion of DLJSC, DLJMB began to consider the possibility of acquiring the Company.

               On or about June 15, 1998, the Company and DLJMB entered into a confidentiality agreement (the "Confidentiality Agreement"). The Confidentiality Agreement also provided that, for a two-year period, the Purchaser would not, without consent of the Company, acquire, or offer to acquire, Shares or any other interest in the Company or take certain other actions.

               During the period that followed, representatives of DLJMB conducted their due diligence investigation regarding the business and properties of the Company. In addition, DLJMB met with senior management of the Company to discuss the Company. Following the expression of interest in acquiring the Company expressed by DLJMB, the Board of Directors of the Company formed a special committee (the "Special Committee") consisting of three independent members of the Company's Board of Directors. The Special Committee retained counsel and a financial advisor, Warburg Dillon Read. During the period between June 29 and July 16, representatives of DLJMB and the Special Committee discussed the terms of a possible acquisition and negotiated the terms of the Merger Agreement. On July 16, 1998, the Purchaser offered to acquire the Company for a price of $23.00 in cash per Share, and following approval by the Special Committee and Board of Directors, the Merger Agreement was executed.

               11. Purpose of the Offer; Plans for the Company; Merger and
                   Other Agreements.

               Purpose of the Offer. The purpose of the Offer is to acquire control of, and an equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The Offer is being made pursuant to the Merger Agreement and the purchase of the Shares pursuant to the Offer will increase the likelihood that the Merger will be effected. If the Offer is successful, the Shares not acquired by the Purchaser pursuant to the Offer will be converted, subject to the terms of the Merger Agreement, into the right to receive cash in an amount equal to the price per share paid pursuant to the Offer.

               The Board of Directors of the Company has unanimously approved the Merger and adopted the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the law of the State of Delaware ("Delaware Law"). If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

               If the Minimum Tender Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder.

               If the Purchaser acquires 90% of the Shares, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders. The Merger Agreement provides that the Purchaser (the parent corporation) will be merged with and into the Company (the subsidiary corporation) following the Offer, and that the certificate of incorporation of the Company will be the certificate of incorporation of the Surviving Corporation following the Merger.

               Under Delaware Law, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under Delaware Law. Under Delaware Law, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share paid in such a merger or other similar business combination. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer.

               In addition, several decisions by Delaware courts have held that, in certain circumstances a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

               If the Purchaser purchases Shares pursuant to the Offer and the Merger is consummated more than one year after the completion of the Offer or if an alternative merger transaction were to provide for the payment of consideration less than that paid pursuant to the Offer, compliance by the Purchaser with Rule 13e-3 under the Exchange Act would be required, unless the Shares were to be deregistered under the Exchange Act prior to such transaction. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed merger transaction and the consideration offered to minority stockholders therein be filed with the Commission and disclosed to minority stockholders prior to consummation of the merger transaction.

               Plans for the Company. Upon the completion of the Offer, the Purchaser understands that DLJMB, with the assistance of the Company's management, intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable. Such changes may include extraordinary corporate transactions involving the Company or its subsidiaries, acquisitions of stock or assets, contributions of capital by DLJMB, issuances of debt or equity securities or similar transactions. The Purchaser expects that following the Effective Time (as defined below) (or at any earlier time permitted by the Merger Agreement) it will cause its designees to constitute a majority of the members of the Board of Directors. In the event the Offer is consummated, the Purchaser may designate a number of members to the Company's Board of Directors (as contemplated by the Merger Agreement), equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors designated by the Purchaser) and (ii) the percentage that the number of shares then owned by the Purchaser bears to the total number of Shares outstanding. The persons who may be designated by the Purchaser are listed on Schedule A, which also includes the information required to be disclosed by the Purchaser with respect to such designees under Rule 14f-1 under the Exchange Act.

               It is DLJMB's intention to afford certain key members of the Company's management the opportunity to purchase an equity participation in Parent. Such participation, however, is not a condition of the Offer or the transactions contemplated in the Merger Agreement. No agreement has been entered into between DLJMB, Parent or the Purchaser, on the one hand, and management of the Company, on the other, regarding such equity participation, and no discussions or negotiations regarding such equity participation are currently anticipated to occur during the pendency of the Offer.

               It is expected that, following the consummation of the Merger, Finance will be merged with and into the Company, and thus will become a direct, wholly-owned subsidiary of Parent.

               Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Board of Directors or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

               The Merger Agreement. The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Merger Agreement.

               The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition, the Financing Condition and certain other conditions that are described in Section 15. The Purchaser has agreed that no change in the Offer may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer, which imposes conditions to the Offer in addition to the Minimum Tender Condition, the Financing Condition and those conditions described in Section 15 or which otherwise materially and adversely affects the Company or the holders of the Shares.

               Recommendation. The Board of Directors, acting on the recommendation of the Special Committee, has (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and
(iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Company's stockholders (subject to the Board of Directors' right to withdraw, modify or amend the recommendation to the extent the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action by the Board of Directors is required in order to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law).

               The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the time at which the Company and the Purchaser file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger, the Purchaser shall be merged with and into the Company in accordance with Delaware Law and the Merger Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time"). As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will be the Surviving Corporation.

               At the Effective Time, (i) each issued and outstanding Share held in the treasury of the Company, or owned by the Purchaser Companies shall be canceled, and no payment shall be made with respect thereto; (ii) each share of common stock of the Purchaser then outstanding shall be converted into and become one share of common stock of the Surviving Corporation; and
(iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) above or with respect to Shares as to which appraisal rights have been perfected, be converted into the right to receive $23.00 in cash without interest.

               The Merger Agreement provides that, at the Effective Time, the certificate of incorporation of the Company will be the certificate of incorporation of the Surviving Corporation and the bylaws of the Purchaser will be the bylaws of the Surviving Corporation.

               Employee Stock Options. At or immediately prior to the Effective Time, each outstanding employee stock option to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company will be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying the excess, if any, of $23.00 per Share over the applicable exercise price of such option by the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

               Agreements of the Purchaser and the Company. The Merger Agreement provides that effective upon purchase and payment for any Shares by the Purchaser, the Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) and (ii) the percentage that the number of Shares owned by the Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause the Purchaser's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of its incumbent directors.

               Following the election or appointment of Purchaser's designees pursuant to the Merger Agreement and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Purchaser shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director or the Company, shall be required to authorize) any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board of Directors, and any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company.

               Pursuant to the Merger Agreement, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger, unless a vote of stockholders by the Company is not required by Delaware Law.

               The Merger Agreement provides that the Company will promptly prepare and file with the Commission under the Exchange Act a proxy statement relating to the Company Stockholder Meeting (the "Proxy Statement") (unless the vote of the stockholders is not required under Delaware Law). The Company has agreed to use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby. The Purchaser has agreed to vote and to cause each of its subsidiaries (including, without limitation, the Purchaser) to vote all Shares then owned by it in favor of adoption of the Merger Agreement.

               The Company has agreed that, prior to the Effective Time, the Company will not adopt or propose any change in its certificate of incorporation or bylaws. In addition, the Company has agreed that, prior to the Effective Time, the Company will not, and will not permit any of its subsidiaries (each, a "Subsidiary") to, except as expressly required by the Merger Agreement or with the prior consent of the Purchaser:

           (a) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities;

           (b) make any investment other than in readily marketable securities in an amount in excess of $750,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $750,000 in the aggregate, any property or assets of any other individual or entity;

           (c) waive, release, grant, or transfer any rights of value material to the Company and the Subsidiaries taken as a whole;

           (d) modify or change in any material respect any existing material license, lease, contract, or other document material to the Company and its subsidiaries taken as a whole;

           (e) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt in excess of $5,000,000 in the aggregate;

           (f) assume, guarantee, endorse (other than endorsements of negotiable instruments in the ordinary course of business) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than any Subsidiary) which, are in excess of $500,000 in the aggregate;

           (g) make any loans or advances to any other person (other than any Subsidiary) which are in excess of $100,000 in the aggregate or

           (h) authorize any new capital expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000.

               Furthermore, the Company has agreed that, prior to the Effective Time, the Company will not, and will not permit any Subsidiary to do any of the following:

            (i) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a wholly owned subsidiary of the Company to the Company or to a subsidiary all of the capital stock which is owned directly or indirectly by the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

            (ii) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

           (iii) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

            (iv) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred since the most recent date thereof pursuant to an agreement or transaction described in the Merger Agreement or incurred in the ordinary course of business, consistent with past practices;

            (v) except as set forth in the Schedules to the Merger Agreement, make any tax election or settle or compromise any material income tax liability;

            (vi) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures other than any change in accounting policies (that is not material to the Company and its Subsidiaries taken as a whole) that is required by regulations of the SEC;

            (vii) agree or commit to do any of the foregoing; or

            (viii) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

               Non-Solicitation. Pursuant to the Merger Agreement the Company has agreed that from the date of the Merger Agreement until the termination thereof, the Company and its Subsidiaries will not, and will not authorize or permit, their respective officers, directors, agents, representatives, advisors or Subsidiaries to, directly or indirectly,

             (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers which constitute or would reasonably be expected to lead to an Acquisition Proposal (as defined below) or

             (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party (as defined below) any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing, or

            (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

               The Company is not prohibited, however (either directly or indirectly through advisors, agents or other intermediaries) from (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect (with respect to duration and standstill provisions) than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes only to the Purchaser) concerning the Company and its businesses, properties or assets to a Third Party who has made or is seeking to initiate discussions with respect to a bona fide Acquisition Proposal, (B) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, (C) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (D) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to above and/or (E) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (A) through
(D) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action by the Board of Directors is required in order to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law. The Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (A) through (D) until after reasonable notice to the Purchaser with respect to such action, and the Board of Directors shall continue to advise the Purchaser after taking such action and, in addition, if the Board of Directors of the Company receives an Acquisition Proposal, then the Company shall promptly inform the Purchaser of the terms and conditions of such proposal and the identity of the person making it.

               "Acquisition Proposal" means any proposal or offer from any Third Party (as defined below) which constitutes or would reasonably be expected to lead to (A) any acquisition or purchase of 30% or more of the consolidated assets of the Company and its Subsidiaries or of over 30% of any class of equity securities of the Company or any of its Subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 30% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company (other than the transactions contemplated by the Merger Agreement) or
(D) any other transaction the consummation of which would be expected to interfere with in a material way, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to the Purchaser of the transactions contemplated by the Merger Agreement.

               "Third Party" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than the Purchaser or any of its affiliates.

               Indemnification. The Purchaser and the Company have agreed that for six years after the Effective Time, the Purchaser will cause the Surviving Corporation to

           (i) indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time (including without limitation matters related to the transactions contemplated by this Agreement) and

           (ii) retain limitations on personal liability of directors for monetary damages,

in each case to the fullest extent provided under the Company's certificate of incorporation and bylaws in effect on the date of the Merger Agreement, subject to any limitation imposed from time to time under applicable law. Such obligation shall apply to claims of which the Surviving Corporation shall have been notified prior to the expiration of such six-year period, regardless of when such claims shall have been disposed of. In addition, Parent has agreed that for six years after the Effective Time, the Purchaser will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to and including the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. The Purchaser will not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year.

               Employees of the Company. The Purchaser has agreed that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide benefits to their employees which will, in the aggregate, be comparable to those currently provided by the Company and its subsidiaries to their employees.

               Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning its respective business, compliance with law, litigation, employee benefit plans, taxes and other matters.

               Conditions to Certain Obligations. The obligations of the Company and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by Delaware Law, the adoption by the stockholders of the Company in accordance with such law; (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; (iv) the Purchaser shall have purchased Shares pursuant to the Offer; and (v) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained.

               In addition, the obligations of the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (ii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit consummation of the Merger; and (iii) the Purchaser shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to the Purchaser.

               Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of the Merger Agreement by the stockholders of the Company)

               (i) by mutual written consent of the Company and the Purchaser or

               (ii) by either the Company or the Purchaser, if

                     (A) the Offer has not been consummated by the date that is
               60 days after the commencement of the Offer; provided, however, that such right to terminate is not available if Purchaser shall have failed to purchase Shares in violation of the Offer;

                     (B) if there shall be any law or regulation that makes
               consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Purchaser or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

                     (C) if the Board of Directors of the Company shall have
               withdrawn or materially modified its recommendation as permitted under the Merger Agreement.

               If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect with no liability on the part of the Company or the Purchaser (other than any rights any party may have against the other for wilful breach of the Merger Agreement) other than obligations of the Purchaser under certain provisions of the Merger Agreement with respect to the treatment of confidential non-public information concerning the Company and its Subsidiaries, and obligations of the Company under certain provisions of the Merger Agreement to pay certain fees to and expenses of the Purchaser (as described below).

               Fees and Expenses. The Company has agreed in the Merger Agreement that if a Payment Event (as defined below) occurs, the Company will pay to the Purchaser, within two business days following such Payment Event, a fee equal to $6,900,000 in immediately available funds. This obligation shall survive any termination of the Merger Agreement, however caused.

               "Payment Event" means (x) the termination of the Merger Agreement by the Company or Purchaser if the Board of Directors withdraws or materially modifies its recommendation with respect to the Merger; or (y) the occurrence of a Third Party Acquisition within 12 months of the termination of the Merger Agreement where the Offer shall not have been consummated within 60 days after commencement of the Offer.

               "Third Party Acquisition" means any of the following events, whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $23.00 per Share: (i) the Company is acquired by merger or otherwise by a Third Party; (ii) a Third Party acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party acquires more than 50% of the outstanding Shares or (iv) the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

               In addition, the Company has agreed in the Merger Agreement that, upon termination of the Merger Agreement for any reason (subject to the following sentence), the Company shall, within two business days after submission of reasonable documentation of such expenses, reimburse the Purchaser for all documented out-of-pocket fees and expenses incurred by the Purchaser in connection with the Merger Agreement and transactions contemplated thereby (including the Merger and the arrangement of, obtaining the commitment to provide, or obtaining the financing for, the transactions contemplated by the Merger Agreement), provided that such reimbursement obligation shall not exceed $4,250,000. The Company is not required to make any such payment if the termination of the Merger Agreement would not have occurred but for the failure of the Purchaser to fulfill its obligations under the Merger Agreement.

               Except as described in the preceding paragraph, the Merger Agreement provides that the Company and the Purchaser shall each bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby.

               Amendment and Waivers. Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, and (i) in the case of an amendment, by the Company and the Purchaser or (ii) in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver shall alter or change, except with the further approval of such stockholders (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any other terms and conditions of the Merger Agreement if such change would adversely affect the holders of any shares of capital stock of the Company.

              12. Effect of the Offer on the Market for the Shares;
                  Registration under the Exchange Act.

               The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

               Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq National Market's published guidelines, in order for the Shares to be eligible for continued inclusion in the Nasdaq National Market, there must continue to be, among other things, at least 1,100,000 publicly held Shares, held by at least 400 round lot stockholders, with a market value of at least $8 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they may nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the number of publicly held Shares (excluding Shares held by officers, directors and beneficial owners of more than 10% of the Shares) was less than 100,000, or there were fewer than 300 holders in total. If the Shares are no longer eligible for inclusion in the Nasdaq National Market or the Nasdaq SmallCap Market, the Shares might still be quoted on the OTC Bulletin Board. According to the Company, there were approximately 29 holders of record of Shares as of July 20, 1998. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of The Nasdaq Stock Market, Inc. for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

               If the Nasdaq National Market were to delist the Shares (which the Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the Nasdaq National Market listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported through the Nasdaq National Market or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held
Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

               The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

               The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a stockholder's meeting and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for reporting on the Nasdaq National Market. The Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

              13. Distributions.

               If on or after July 16, 1998, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on July 16, 1998 of employee stock options and convertible securities outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Purchaser's rights under Section 15, the Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate including the number or type of securities to be purchased.

              14. Extension of Tender Period; Termination; Amendment.

               The Purchaser reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in Section 15 shall have been satisfied, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or to amend the Offer in any respect by making a public announcement of such amendment; provided, however, that the Company has the right pursuant to the Merger Agreement to terminate the Merger Agreement and abandon the Merger if the Offer has not been consummated by the date that is 60 days after the commencement of the Offer. There can be no assurance that the Purchaser will exercise its right to extend or amend the Offer.

               If the Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If the Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

               The Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

               If the Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, on behalf of the Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by the Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that the Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

               Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

              15. Certain Conditions of the Offer.

               Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for any Shares, and may terminate the Offer as provided in Section 14, if prior to the acceptance for payment of or payment for any Shares (i) the Minimum Tender Condition shall not have been satisfied, (ii) the applicable waiting period under the HSR Act in respect of any of the transactions contemplated by the Merger Agreement shall not have expired or been terminated prior to the Expiration Date, (iii) the Financing Condition shall not have been satisfied or (iv) at any time on or after July 22, 1998, and prior to acceptance for payment or payment for the Shares, any of the following conditions exist:

              (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by the Purchaser or the consummation by the Purchaser of the Merger, or seeking to obtain material damages, (ii) seeking to restrain or prohibit the Purchaser's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of the Purchaser and its subsidiaries, taken as a whole, or to compel the Purchaser or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of the Purchaser and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of the Purchaser or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by the Purchaser or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the reasonable judgment of the Purchaser, is likely to materially adversely affect the Company and its subsidiaries, taken as a whole; or

              (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the reasonable judgment of the Purchaser, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

              (c) any change or material worsening of any existing condition shall have occurred or been threatened in the business, assets, liabilities, condition (financial or otherwise), results of operations or, insofar as can be reasonably foreseen, prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of the Purchaser, is or is likely to be materially adverse to the Company and its subsidiaries, taken as a whole; or

              (d) a tender or exchange offer for more than 30% of the Shares at a price per Share in excess of $23.00 shall have been publicly proposed to be made or shall have been made by another person, or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission on July 16, 1998, or (ii) any such person or group which, prior to July 16, 1998, had filed such a Schedule with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 10% or more of any such class or series or (iii) any person or group shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

              (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time; or

              (f) The Fourth Amended and Restated Shareholders Agreement and the Fifth Amended and Restated Registration Rights Agreement, in each case among the Company and certain of its stockholders, shall not have been terminated; or

              (g) the Merger Agreement shall have been terminated in accordance with its terms; or

              (h) the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Offer or the Merger;

which, in the reasonable judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

               16. Certain Legal Matters; Regulatory Approvals.

               General. Based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 15.

               On July 21, 1998, an action entitled Taam Associates, Inc. v. DeCrane, et al., C.A. No. 16551, was commenced in Delaware Chancery Court on behalf of a purported class of stockholders of the Company against the Company, its directors and various officers, Donaldson, Lufkin & Jenrette, Inc. and the Purchaser, alleging, among other things, that the directors had breached their fiduciary duties by entering into the Merger Agreement without engaging in an auction or "active market check" and therefore did not adequately inform themselves in agreeing to terms that are unfair and inadequate from the standpoint of the Company's stockholders. The complaint seeks a preliminary and permanent injunction barring defendants from proceeding with the transaction or, if the transaction is consummated, an order rescinding it or awarding damages, together with interest, and an award of attorneys' fees and litigation expenses. The Purchaser believes the action is without merit.

               Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the purchase of Parent Common Stock by the DLJMB Funds are subject to such requirements.

               Pursuant to the requirements of the HSR Act, the Purchaser expects to file Notification and Report Forms with respect to the Offer and the Equity Purchase with the Antitrust Division and the FTC on or about July 23, 1998. As a result, assuming such filings are made on July 23, 1998, the waiting periods applicable to the purchase of Shares pursuant to the Offer and the Equity Purchase are scheduled to expire at 11:59 P.M., New York City time, on Thursday, August 6, 1998 and Saturday, August 21, 1998, respectively. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

               A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer and the Equity Purchase. There can be no assurance, however, that the 15-day HSR Act waiting periods will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting periods under the HSR Act. See Section 15. Subject to
Section 4, any extension of the waiting periods will not give rise to any withdrawal rights not otherwise provided for by applicable law. If the Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

               The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Purchaser or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.
See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

               Other Governmental Approvals. The Purchaser is currently evaluating whether any regulatory approvals or filing of information with governmental agencies will be required to be obtained or made in connection with the Offer or the Merger in the United Kingdom or Switzerland, where the Company maintains certain manufacturing facilities. If any such approvals are required to be obtained, there can be no assurance that they will be obtained or that, if obtained, they will be obtained prior to the scheduled expiration of the Offer. See Section 15.

              17. Fees and Expenses.

               DLJSC is acting as financial advisor to the Purchaser and is acting as Dealer Manager in connection with the Offer. The Purchaser has agreed to pay DLJSC, as compensation for its services as financial advisor and as Dealer Manager in connection with the Offer, fees aggregating $3.0 million. The Purchaser has also agreed to reimburse DLJSC for certain reasonable out-of-pocket expenses incurred in connection with the Offer (including the fees and disbursements of outside counsel) and to indemnify DLJSC against certain liabilities, including certain liabilities under the federal securities laws. In addition, the Purchaser has agreed to pay DLJSC an annual advisory fee of $300,000 beginning on the consummation of the Offer for a period of five years.

               The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and BankBoston, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

               The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

              18. Miscellaneous.

               The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

               NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

               The Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                         DeCrane Acquisition Co.



July 22, 1998



                                                                    SCHEDULE A

                     DIRECTORS AND EXECUTIVE OFFICERS

               1. Directors and Executive Officers of Each of Parent, Finance and the Purchaser. The name, business address, present principal occupation or employment of each director and executive officer of Parent, Finance and the Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with each of Parent, Finance and the Purchaser.


Name                         Present Principal Occupation or Employment
----                         ------------------------------------------

*Thompson Dean               President, Treasurer
*Timothy J. White            Vice President and Secretary

------------
* Director

      2. Persons Who May Be Designated by the Purchasers to Serve as Directors on the Company's Board of Directors. The five-year employment history of each person who may be appointed to the Company's Board of Directors after the consummation of the Offer but prior to the Merger is as follows:

                              Present Principal Occupation and
Name                            Five-Year Employment History                                 Age
----                           -------------------------------                               ---

Thompson Dean                 Thompson Dean joined DLJMB in 1988 as a Vice                    40
                              President and was named a Managing Director in 1991.
                              Prior to joining DLJMB, he was a Vice President in the
                              Special Finance Group (Leveraged Transactions) at
                              Goldman, Sachs & Co.  Mr. Dean currently serves as
                              Chairman of the Board of Von Hoffman Press, Inc., and
                              as a director of Arcade Holding Corp., CommVault
                              Systems, Inc., Formica Corp., Manufacturers' Services
                              Ltd. and Phase Metrics, Inc.  He has previously served as
                              Chairman of the Board of Fiberite, Inc. and Katz Media
                              Group, Inc. and as a director of Evergreen Media Corp.,
                              Hampshire Chemical Corp., IVAC Corp., McGraw, Inc.
                              and Nimbus CD International, Inc.

Timothy J. White              Timothy J. White has been a Vice President of DLJMB             36
                              since June 1998.  From October 1994 to May 1998, Mr.
                              White was an Associate and Vice President of DLJSC.
                              From May 1994 to October 1994, Mr. White was an
                              Associate Counsel in the Office of the Independent
                              Counsel, United States Department of Justice.  Prior to
                              that time, Mr. White was an attorney with Davis Polk &
                              Wardwell.

Susan C. Schnabel             Susan Schnabel joined DLJSC in 1990 and became a                36
                              Managing Director in 1996.  During this time, she
                              focused on mergers, acquisitions and financing of retail
                              and consumer products companies.  In 1997, she served
                              as Chief Financial Officer of PETSMART, a high growth
                              specialty retailer of pet products and supplies.  Ms.
                              Schnabel rejoined DLJ in her present capacity in 1998.
                              Ms. Schnabel serves on the Board of Dick's Clothing and
                              Sporting Goods.

Dr. Paul B. Kaminski          Dr. Kaminski is a Managing Director of Global                   51
                              Technology Partners.  In 1994, he was sworn in as the
                              Under Secretary of Defense for Acquisition and
                              Technology and served in this capacity until 1997.  Dr.
                              Kaminski has a continuing career involving advanced
                              technology in both the private and public sectors,
                              including positions as Founder, Chairman and CEO of
                              Technology Strategies and Alliances, CEO of
                              Technovation, Inc. and Chairman of the Defense Science
                              Board.



                                                                    SCHEDULE B


                     Executive Officers and Directors
                                    of
                       DLJ Merchant Banking II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.


   Name, Business Address     Present Principal Occupation
   ----------------------     ----------------------------

*  Hamilton E. James          Chairman; Managing Director, Donaldson, Lufkin
                              & Jenrette, Inc.
*  Nicole S. Arnaboldi        Managing Director
*  Thompson Dean              Managing Director
   Carlos Garcia              Managing Director
*  Peter T. Grauer            Managing Director
*  David L. Jaffe             Managing Director
*  Lawrence M.v.D. Schloss    Managing Director and Chief Operating Officer
*  Karl R. Wyss               Managing Director

-----------
*  Director


                                                                    SCHEDULE C

                     Executive Officers and Directors
                                    of
                      DLJ Diversified Partners, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Hamilton E. James          Chairman; Managing Director, Donaldson, Lufkin
                                & Jenrette, Inc.
*    Lawrence M.v.D. Schloss    Managing Director and Chief Operating Officer;
                                Managing Director and Chief Operating Officer,
                                DLJ Merchant Banking II, Inc.
*    Marjorie S. White          Secretary and Treasurer; Vice President and
                                Secretary, Donaldson, Lufkin & Jenrette, Inc.

------------
* Director


                                                                    SCHEDULE D

                     Executive Officers and Directors
                                    of
                          DLJMB Funding, II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin & Jenrette,
                               Inc.
*    Charles J. Hendrickson    Treasurer; Senior Vice President and Treasurer,
                               Donaldson, Lufkin & Jenrette, Inc.
     Marjorie S. White         Secretary; Vice President and Secretary,
                               Donaldson, Lufkin & Jenrette, Inc.

------------
* Director



                                                                    SCHEDULE E

                     Executive Officers and Directors
                                    of
                   DLJ LBO Plans Management Corporation

      The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin & Jenrette,
                               Inc.
*    Vincent DeGiaimo          Vice President; Senior Vice President and
                               Managing Director, Donaldson, Lufkin & Jenrette,
                               Inc.
*    Marjorie S. White         Vice President and Secretary; Vice President,
                               Donaldson, Lufkin & Jenrette, Inc.

------------
* Director


                                                                    SCHEDULE F

                     Executive Officers and Directors
                                    of
                        DLJ Capital Investors, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    John S. Chalsty           Chairman; Chairman and Chief Executive Officer,
                               Donaldson, Lufkin & Jenrette, Inc.
*    Hamilton E. James         Chief Executive Officer; Managing Director,
                               Donaldson, Lufkin & Jenrette, Inc.
*    Joe L. Roby               Chief Operating Officer; President and Chief
                               Operating Officer, Donaldson, Lufkin & Jenrette,
                               Inc.
*    Anthony F. Daddino        Executive Vice President and Chief Financial
                               Officer; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin & Jenrette,
                               Inc.
*    Marjorie S. White         Secretary and Treasurer; Vice President and
                               Secretary, Donaldson, Lufkin & Jenrette, Inc.

------------
* Director


                                                                    SCHEDULE G

                     Executive Officers and Directors
                                    of
                       UK Investment Plan 1997, Inc.

      The names of the Directors and the names and titles of the Executive Officers of UK Investment Plan 1997, Inc. ("UKIP 1997 INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of UKIP 1997 INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to UKIP 1997 INC and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

     Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin & Jenrette,
                               Inc.
*    Marjorie S. White         Vice President, Secretary and Treasurer; Vice
                               President and Secretary, Donaldson, Lufkin &
                               Jenrette, Inc.
*    Stuart S. Flamberg        Director of Taxes; Senior Vice President and
                               Director of Taxes, Donaldson, Lufkin & Jenrette,
                               Inc.
*    Mark A. Competiello       Tax Manager; Senior Vice President and Tax
                               Manager, Donaldson, Lufkin & Jenrette, Inc.

------------
* Director


                                                                    SCHEDULE H

                     Executive Officers and Directors
                                    of
                    Donaldson, Lufkin & Jenrette, Inc.

      The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.

     Name, Business Address           Present Principal Occupation
     ----------------------           ----------------------------

*    John S. Chalsty                  Chairman and Chief Executive Officer
*    Joe L. Roby                      President and Chief Operating Officer
*    Claude Bebear (1)                Chairman of the Executive Committee of
     AXA-UAP                          the Board, AXA- UAP
     23, avenue Matignon
     75008 Paris, France
*    Henri de Castries (1)            Senior Executive Vice President
     AXA-UAP                          Financial Services and Life Insurance
     23, avenue Matignon              Activities (U.S. & U.K.), AXA-UAP
     75008 Paris, France
*    Denis Duverne (1)                Senior Vice President - International
     AXA-UAP                          Life, AXA- UAP
     23, avenue Matignon
     75008 Paris, France
*    Louis Harris                     Chairman and Chief Executive Officer, LH
     LH Research                      Research (research)
     152 East 38th Street
     New York, New York 10016-2605
*    Henri G. Hottinguer (2)          Chairman and Chief Executive Officer,
     Banque Hottinguer                Banque Hottinguer (banking)
     38, rue de Provence
     75009 Paris, France
*    W. Edwin Jarmain                 President, Jarmain Group Inc. (private
     Jarmain Group Inc.               investment holding company)
     Suite 2525, Box 36
     121 King Street, West
     Toronto, Ontario
     M5H 3T9 Canada
*    Francis Jungers                  Retired
     19880 NW Estucca Drive
     Portland, Oregon 97229
*    Joseph J. Melone                 Chairman of the Executive Committee of
     1290 Avenue of the Americas      the Board, The Equitable Companies
     New York, New York 10104         Incorporated
*    Edward D. Miller                 President and Chief Executive Officer,
     1290 Avenue of the Americas      Micro Devices Advanced
     New York, New York 10104
*    Stanley B. Tulin                 Executive Vice President and Chief
                                      Financial Officer, The Equitable
                                      Companies Incorporated
*    John C. West                     Retired
     Bothea, Jordan & Griffin
     23B Shelter Cove
     Hilton Head Island, SC 29928
*    Carl B. Menges                   Vice Chairman of the Board
*    Hamilton E. James                Managing Director
*    Richard S. Pechter               Managing Director
*    Theodore P. Shen                 Managing Director
*    Anthony F. Daddino               Executive Vice President and Chief
                                      Financial Officer

------------
*  Director
(1) Citizen of the Republic of France
(2) Citizen of Canada
(3) Citizen of Switzerland



                                                                    SCHEDULE I

                     Executive Officers and Directors
                                    of
                   The Equitable Companies Incorporated

      The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.

     Name, Business Address                  Present Principal Occupation
     ----------------------                  ----------------------------
*    Claude Bebear (1)                       Chairman of the Board; Chairman of the Executive
     AXA-UAP                                 Board, AXA-UAP
     23, avenue Matignon
     75008 Paris, France
*    John S. Chalsty                         Chairman and Chief Executive Officer, Donaldson,
     Donaldson, Lufkin & Jenrette, Inc.      Lufkin & Jenrette, Inc.
     277 Park Avenue
     New York, NY  10172
*    Francoise Colloc'h (1)                  Senior Executive Vice President, Group Human
     AXA-UAP                                 Resources and Communications, AXA-UAP
     23, avenue Matignon
     75008 Paris, France
*    Henri de Castries (1)                   Vice Chairman of the Board; Senior Executive Vice
     AXA-UAP                                 President, Financial Services and Life Insurance
     23, avenue Matignon                     Activities, U.S. & U.K.), AXA-UAP
     75008 Paris, France
*    Joseph L. Dionne                        Chairman and Chief Executive Officer, The
     The McGraw-Hill Companies               McGraw-Hill Companies (publishing)
     1221 Avenue of the Americas
     New York, NY  10020
*    William T. Esrey                        Chairman and Chief Executive Officer, Sprint
     Sprint Corporation                      Corporation (telecommunications)
     P.O. Box 11315
     Kansas City, MO  64112
*    Jean-Rene Fourtou (1)                   Chairman and Chief Executive Officer, Rhone-
     Rhone-Poulenc S.A.                      Poulenc S.A. (manufacturer of chemicals and
     25 quai Paul Doumer                     agricultural products)
     92408 Courbevoie Cedex
     France
*    Jacques Friedmann (1)                   Chairman of the Supervisory Board,
     AXA-UAP                                 AXA-UAP
     9, Place Vendome
     75001 Paris
     France
     Robert E. Garber                        Executive Vice President and General Counsel;
                                             Executive Vice President and General Counsel, The
                                             Equitable Life Assurance Society of the United
                                             States
     Jerome S. Golden                        Executive Vice President
*    Donald J. Greene, Esq.                  Counselor-at-Law, Partner, LeBoeuf, Lamb, Greene
     LeBoeuf, Lamb, Greene &                 & MacRae, L.L.P. (law firm)
     MacRae, L.L.P.
     125 West 55th Street
     New York, NY 10019
*    Anthony J. Hamilton (2)                 Group Chairman and Chief Executive Officer, Fox-
     Fox-Pitt, Kelton Group Limited          Pitt, Kelton Group Limited (finance)
     35 Wilson Street
     London, England  EC2M 2SJ
*    John T. Hartley                         Retired Chairman and Chief Executive Officer,
     Harris Corporation                      currently Director, Harris Corporation
     1025 NASA Boulevard                     (manufacturer of electronic, telephone and copying
     Melbourne, FL  32919                    systems)
*    John H. F. Haskell, Jr.                 Director and Managing Director, SBC Warburg
     Dillon, Read & Co., Inc.                Dillon Read, Inc. (formerly Dillon, Read & Co.,
     535 Madison Avenue                      Inc.) (investment banking firm)
     New York, NY  10022
     Michael Hegarty                         Senior Executive Vice President and Chief
                                             Operating Officer; President and Chief Operating
                                             Officer, The Equitable Life Assurance Society of
                                             the United States
*    Mary R. (Nina) Henderson                President, Best Foods Grocery of CPC
     CPC Specialty Markets Group             International, Inc. (food manufacturer)
     700 Sylvan Avenue
     Englewood, NJ  07632
*    W. Edwin Jarmain (3)                    President, Jarmain Group Inc. (private investment
     Jarmain Group Inc.                      holding company)
     Suite 2525
     121 King Street West
     Toronto, Ontario M5H 3T9
     Canada
*    Joseph J. Melone                        Chairman of the Executive Committee of the
                                             Board; Chairman of the Executive Committee of
                                             the Board, The Equitable Life Assurance Society of
                                             the United States
*    Edward D. Miller                        President and Chief Executive Officer; Chairman
                                             and Chief Executive Officer, The Equitable Life
                                             Assurance Society of the United States
     Peter D. Noris                          Executive Vice President and Chief Investment
                                             Officer; Executive Vice President and Chief
                                             Investment Officer, The Equitable Life Assurance
                                             Society of the United States
*    Didier Pineau-Valencienne(1)            Chairman and Chief Executive Officer, Schneider
     64/70, avenue Jean Baptiste             S.A. (electric equipment)
     Clement
     92646 Boulogne Cedex, France
*    George J. Sella, Jr.                    Retired Chairman, President and Chief Executive
     American Cyanamid Company               Officer, American Cyanamid Company
     P.O. Box 397                            (manufacturer of pharmaceutical products and
     Newton, NJ  07860                       agricultural products)
     Jose Suquet                             Executive Vice President; Executive Vice President
                                             and Chief Distribution Officer; The Equitable Life
                                             Assurance Society of the United States
     Stanley B. Tulin                        Executive Vice President and Chief Financial
                                             Officer; Senior Executive Vice President and Chief
                                             Financial Officer, The Equitable Life Assurance
                                             Society of the United States
*    Dave H. Williams                        Chairman and Chief Executive Officer, Alliance
     Alliance Capital                        Capital Management Corp. (investment adviser)
     Management Corporation
     1345 Avenue of the Americas
     New York, NY  10105


------------
*  Director
(1) Citizen of the Republic of France
(2) Citizen of United Kingdom
(3) Citizen of Canada



                                                                    SCHEDULE J

           Members of Executive Committee and Supervisory Board
                                    of
                                  AXA-UAP

      The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA-UAP and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA-UAP and each individual is a citizen of the Republic of France.

                    Members of the Executive Committee

Name, Business Address      Present Principal Occupation
----------------------      ----------------------------

Claude Bebear               Chairman of the Executive Board
Donald Brydon (1)           Senior Executive Vice President, AXA Asset
                            Management Europe
Henri de Castries           Senior Executive Vice President, Financial
                            Services and Insurance Activities (U.S. and U.K.)
John Chalsty (2)            Senior Executive Vice President; Chairman and
                            Chief Executive Officer, Donaldson, Lufkin &
                            Jenrette, Inc. (investment banking)
Francoise Colloch           Senior Executive Vice President, Group Human
                            Resources and Communications
Jean-Pierre Gerard (3)      Senior Executive Vice President; Chief Executive
                            Officer, Royale Beige (insurance)
Denis Kessler               Senior Executive Vice President, Insurance
                            Activities outside France, U.K. and U.S.
Clause Kleyboldt (4)        Senior Executive Vice President; Chairman of the
                            Executive Board of AXA Colonia (insurance)
Gerard de La Martiniere     Senior Executive Vice President, Chief Financial
                            Officer
Joseph J. Melone (2)        Chairman of the Executive Committee of the
                            Board, The Equitable Companies Incorporated
Edward D. Miller (2)        Senior Executive Vice President; President and
                            Chief Executive Officer; The Equitable
                            Companies Incorporated
Jean-Louis Meunier          Senior Executive Vice President, Central
                            Underwriting Officer
Michel Pinault              Senior Executive Vice President, Group
                            Administration
Claude Tendil               Senior Executive Vice President, French
                            Insurance Activities, international risks,
                            transborder insurance projects and information
                            systems policy
Geoff Tomlinson (5)         Senior Executive Vice President; Managing
                            Director, National Mutual Holdings (insurance)
Dave H. Williams (2)        Senior Executive Vice President; Chairman and
                            Chief Executive Officer, Alliance Capital
                            Management Corporation (investment adviser)
Mark Wood (1)               Senior Executive Vice President; Managing
                            Director, Sun Life & Provincial Holdings plc


                     Members of the Supervisory Board


Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

Jacques Friedmann                     Chairman of the Supervisory Board
9, Place Vendome
75008 Paris, France
Jean-Louis Beffa                      Chairman and Chief Executive
"Les Miroirs"                         Officer, Compagnie de St. Gobain
Cedex 27                              (industry)
92096 Paris La Defense, France
Antoine Bernheim                      General Partner, Lazard Freres et Cie
121, Avenue Haussman                  (investment banking); Chairman,
75008 Paris, France                   Assicurazioni Generali S.p.A.
                                      (insurance)
Jacques Calvet                        Former Chairman of the Executive
75, avenue de la Grande Armee         Board, Peugeot S.A. (auto
75116 Paris, France                   manufacturer)
David Dautreseme                      General Partner, Lazard Freres et Cie
121, Boulevard Haussman               (investment banking)
75008 Paris, France
Guy Dejouany                          Honorary Chairman, Compagnie
52, rue d'Anjou                       Generaledes Eaux (industry and
75008 Paris, France                   services)
Paul Desmarais (7)                    Chairman and Chief Executive
751, Square Victoria                  Officer, Power Corporation (industry
Montreal Quebec                       and services)
H3Y 3JY Canada
Jean-Rene Fourtou                     Chairman and Chief Executive
25, quai Paul Doumer                  Officer, Rhone-Poulenc S.A.
93408 Courbevoie Cedex                (industry)
France
Michel Francois-Poncet                Chairman of the Supervisory Board,
5, Rue d'Antin                        Compagnie Financiere de Paribas
75002 Paris, France                   (financial services and banking)
Patrice Garnier                       Director, Finaxa
Latreaumont
76360 Baretin, France
Anthony J. Hamilton (1)               General Partner, Fox-Pitt, Kelton
35 Wilson Street                      Group Limited (finance)
London, England EC2M 2SJ
Henri Hottinguer (6)                  Vice Chairman, Financier Hottinguer
38, rue de Provence                   (banking)
75009 Paris, France
Richard H. Jenrette (2)               Senior Advisor,  Donaldson, Lukfin &
c/o Donaldson, Lukfin & Jenrette,     Jenrette, Inc. (investment banking)
Inc.
277 Park Avenue
New York, New York 10172
Henri Lachmann                        Chairman and Chief Executive
56, rue Jean Giraudoux                Officer, Stafor Facom (office
67200 Strasbourg, France              furniture)
Gerard Mestallet                      Chairman of the Executive Board
1, rue d'Astorg                       (finance) Suez Lyonnaise des Eaux
75008 Paris, France
Friedel Neuber                        Chairman of the Executive Board,
Girozentrade Herzogstrasse 15         WestDeutsche Landesbank (banking)
D40127 Dusseldorf, Germany
Alfred von Oppenheim (4)              Chairman, Bank Oppenheim (banking)
Konsortium Oppenheim
Unter Sachsenrausen 4
50667 Koln, Germany
Michel Pebereau                       Chairman and Chief Executive
16, Boulevard des Italiens            Officer, Banque Nationale de Paris
75009 Paris, France                   (banking)
Didier Pineau-Valencienne             Chairman and Chief Executive
64-70, avenue Jean Baptiste Clement   Officer, Schneider S.A. (electric
92646 Boulogne Cedex, France          equipment)
Bruno Roger                           General Partner, Lazard Freres & Cie
121, Boulevard Hausmann               (investment banking)
75008 Paris, France
Simone Rozes                          First Honorary President, Cour de
2, rue Villaret de Joyeuse            Cassation (government)
75017 Paris, France


------------
(1) Citizen of the United Kingdom
(2) Citizen of the United States of America
(3) Citizen of Belgium
(4) Citizen of Germany
(5) Citizen of Australia
(6) Citizen of Switzerland
(7) Citizen of Canada


                                                                    SCHEDULE K

        Executive Officers and Members of Conseil d'Administration
                                    of
                                  FINAXA

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

     Name, Business Address            Present Principal Occupation
     ----------------------            ----------------------------
*    Claude Bebear                     Chairman and Chief Executive Officer; Chairman
                                       of the Executive Board, AXA-UAP
*    Henri de Clermont-Tonnerre        Chairman of the Supervisory Board, Qualis SCA
     4, avenue Van Dyke                (transportation)
     75008 Paris, France
*    Jean-Rene Fourtou                 Chairman and Chief Executive Officer, Rhone-
     25, quai Paul Doumer              Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France
*    Patrice Garnier                   Retired
     Latreaumont
     76360 Baretin, France
*    Henri Hottinguer (1)              Chairman and Chief Executive Officer, Banque
     38, rue de Provence               Hottinguer (banking)
     75009 Paris, France
*    Paul Hottinguer (1)               Assistant Chairman and Chief Executive Officer,
     38, rue de Provence               Banque Hottinguer (banking)
     75009 Paris, France
*    Henri Lachmann                    Chairman and Chief Executive Officer, Strafor
     56, rue Jean Giraudoux            Facom (office furniture)
     67000 Strasbourg, France
*    Andre Levy-Lang                   Chief Executive Officer, Paribas (banking)
     3, rue d'Antin
     75002 Paris, France
     Christien Manset                  Vice Chairman of the Supervisory Board, Banque
     3, rue d'Antin                    Paribas
     75002 Paris, France
*    Georges Rousseau                  Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France
     Emilio Ybarra (2)                 Chairman, Banco Bilbao Vizcaya (banking)
     Paseo de la Castillone, 8
     28046 Madrid, Spain


------------
* Member, Conseil d'Administration
(1) Citizen of Switzerland
(2) Citizen of Spain


                                                                    SCHEDULE L

        Executive Officers and Members of Conseil d'Administration
                                    of
                     AXA ASSURANCES I.A.R.D. MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address            Present Principal Occupation
     ----------------------            ----------------------------
*    Claude Bebear                     Chairman; Chairman of the Executive Board,
     23, avenue Matignon               AXA-UAP
     75008 Paris, France
     Jean-Luc Bertozzi                 Executive Officer
*    Jean-Pierre Chaffin               Manager, Federation de la Metallurgie
     5, rue la Bruyere                 (industry)
     75009 Paris, France
*    Gerard Coutelle                   Retired
*    Henri de Castries                 Senior Executive Vice President, Financial Services
     23, avenue Matignon               and Life Insurance Activities (U.S. & U.K.), AXA-
     75008 Paris, France               UAP
*    Jean-Rene Fourtou                 Chairman and Chief Executive Officer, Rhone-
     25, quai Paul Doumer              Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France
*    Patrice Garnier                   Retired
     Latreaumont
     76360 Baretin, France
*    Henri Lachmann                    Chairman and Chief Executive Officer, Strafor
     56, rue Jean Giraudoux            Facom (office furniture)
     67000 Strasbourg, France
*    Francois Richer                   Retired
*    Georges Rousseau                  Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan,
     France
*    Claude Tendil                     Chief Executive Officer; Senior Executive Vice
                                       President, French Insurance Activities, AXA-UAP
*    Nicolas Thiery                    Chairman and Chief Executive Officer,
     6 Cite de la Chapelle             Etablissements Jaillard (management consulting)
     75018 Paris, France
*    Francis Vaudour                   Chief Executive Officer, Segafredo Zanetti France
     14, boulevard Industriel          S.A. (coffee importing and processing)
     76301 Sotteville les Rouen,
     France


------------
* Member, Conseil d'Administration


                                                                    SCHEDULE M

        Executive Officers and Members of Conseil d'Administration
                                    of
                        AXA ASSURANCES VIE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                  Present Principal Occupation
     ----------------------                  ----------------------------
*    Claude Bebear                           Chairman; Chairman of the Executive Board,
     23, avenue Matignon                     AXA-UAP
     75008 Paris, France
     Jean-Luc Bertozzi                       Executive Vice President
*    Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie (industry)
     11, rue de Rome
     75008 Paris, France
*    Henri de Castries                       Senior Executive Vice President, Financial Services
     23, avenue Matignon                     and Life Insurance Activities (U.S. & U.K.), AXA-
     75008 Paris, France                     UAP
*    Henri de Clermont-Tonnerre              Chairman of the Supervisory Board, Qualis SCA
     4, avenue Van Dyke                      (transportation)
     75008 Paris, France
*    Gerard Coutelle                         Retired
*    Jean-Rene Fourtou                       Chairman and Chief Executive Officer, Rhone-
     25, quai Paul Doumer                    Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France
*    Henri Lachmann                          Vice Chairman; Chairman and Chief Executive
     56, rue Jean Giraudoux                  Officer, Strafor Facom (office furniture)
     67000 Strasbourg, France
*    Francois Richer                         Retired
*    Georges Rousseau                        Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France
*    Claude Tendil                           Chief Executive Officer; Senior Executive Vice
     Tour Assur 38                           President, French Insurance Activities, AXA-UAP
     92083 Paris La Defense, France
*    Nicolas Thiery                          Chairman and Chief Executive Officer,
     6 Cite de la Chapelle                   Etablissements Jaillard (management consulting)
     75018 Paris, France
*    Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti France
     14, boulevard Industriel                S.A. (coffee importing and processing)
     76301 Sotteville les Rouen, France


------------
* Member, Conseil d'Administration



                                                                    SCHEDULE N

        Executive Officers and Members of Conseil d'Administration
                                    of
                      AXA COURTAGE ASSURANCE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address               Present Principal Occupation
     ----------------------               ----------------------------
*    Claude Bebear                        Chairman; Chairman of the Executive Board,
     23, avenue Matignon                  AXA-UAP
     75008 Paris, France
*    Francis Cordier                      Chairman and Chief Executive Officer, Group
     rue Nicephore Niepce BP 232          Demay Lesieur (food industry)
     76304 Sotteville Les Rouen,
     France
*    Gerard Coutelle                      Retired
*    Henri de Castries                    Senior Executive Vice President, Financial Services
     23, avenue Matignon                  and Life Insurance Activities (U.S. & U.K.), AXA-
     75008 Paris, France                  UAP
*    Jean-Rene Fourtou                    Chairman and Chief Executive Officer, Rhone-
     25, quai Paul Doumer                 Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France
*    Patrice Garnier                      Retired
     Latreaumont
     76360 Baretin, France
*    Henri Lachmann                       Vice Chairman; Chairman and Chief Executive
     56, rue Jean Giraudoux               Officer, Strafor Facom (office furniture)
     67000 Strasbourg, France
*    Francis Magnan                       Chairman and Chief Executive Officer, Compagnie
     50, boulevard des Dames              Daher (air and sea transportation)
     13002 Marseille, France
*    Jean de Ribes                        Chairman and Chief Executive Officer, Banque
     38, rue Fortuny                      Rivaud (banking)
     75008 Paris, France
*    Georges Rousseau                     Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France
*    Jean-Paul Saillard                   Manager, AXA-UAP
     23, avenue Matignon
     75008 Paris, France
*    Claude Tendil                        Chief Executive Officer; Senior Executive Vice
     Tour Assur 38                        President, French Insurance Activities, AXA-UAP
     92083 Paris La Defense, France


------------
* Member, Conseil d'Administration


                                                                    SCHEDULE O

        Executive Officers and Members of Conseil d'Administration
                                    of
                       ALPHA ASSURANCES VIE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address               Present Principal Occupation
     ----------------------               ----------------------------
*    Claude Bebear                        Chairman; Chairman of the Executive Board,
     23, avenue Matignon                  AXA-UAP
     75008 Paris, France
*    Henri Brischoux                      Corporate Secretary; AXA Assurance France
     Tour Assua 38
     92083 Paris La Defense, France
*    Bernard Cornille                     Audit Manager, AXA Assurances
     21, rue de Chateaudun
     75009 Paris, France
*    Henri de Castries                    Senior Executive Vice President, Financial Services
     23, avenue Matignon                  and Life Insurance Activities (U.S. & U.K.), AXA-
     75008 Paris, France                  UAP
*    Henri de Clermont-Tonnerre           Chairman of the Supervisory Board, Qualis SCA
     4, avenue Van Dyke                   (transportation)
     75008 Paris, France
*    Claude Fath                          Chairman of the Executive Board, UAP Vie
     Tour Assur 28F
     92083 Paris Las Defense, France
*    Jean-Rene Fourtou                    Chairman and Chief Executive Officer, Rhone-
     25, quai Paul Doumer                 Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France
*    Patrice Garnier                      Retired
     Latreaumont
     76360 Baretin, France
*    Henri Lachmann                       Vice Chairman; Chairman and Chief Executive
     56, rue Jean Giraudoux               Officer, Strafor Facom (office furniture)
     67000 Strasbourg, France
*    Georges Rousseau                     Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France
*    Claude Tendil                        Chief Executive Officer; Senior Executive Vice
     Tour Assur 38                        President, French Insurance Activities, AXA-UAP
     92083 Paris La Defense, France
*    Francis Vaudour                      Chief Executive Officer, Segafredo Zanetti France
     14, boulevard Industriel             S.A. (coffee importing and processing)
     76301 Sotteville les Rouen,
     France

------------
* Member, Conseil d'Administration



                   [This page intentionally left blank.]


   Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                     The Depositary for the Offer is:

                             BANKBOSTON, N.A.

    By First Class Mail Only:              By Registered, Certified, Express & Overnight Courier Only:
         Boston EquiServe                                       Boston EquiServe
     Corporate Reorganization                               Corporate Reorganization
          P.O. Box 8029                                         150 Royall Street
 Boston, Massachusetts 02266-8029                          Canton, Massachusetts 02021

                                 By Hand:
                      Securities Transfer & Reporting
                              Services, Inc.
                       1 Exchange Plaza/55 Broadway
                            New York, NY 10006
                           Confirm by Telephone:
                              (781) 575-3120


      Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                  The Information Agent for the Offer is:
                           D.F. King & Co., Inc.

                              77 Water Street
                         New York, New York 10005
              Banks and Brokers Call Collect: (212) 425-1685
                 All Others Call Toll-Free: (800) 487-4870


                   The Dealer Manager for the Offer is:
                       Donaldson, Lufkin & Jenrette

                              277 Park Avenue
                         New York, New York 10172
                              (212) 892-7700
                              (call collect)